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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                   May 6, 1998

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


     New Jersey                     0-25490                   22-2665282
(State or other juris-            (Commission               (IRS Employer
diction of incorporation)         File Number)              Identification
                                                                Number)


7000 Boulevard East, Guttenberg, New Jersey                      07093
(Address of principal executive office)                        (Zip Code)


Registrant's telephone number including area code-         (201) 854-7777


                                 Not Applicable
         (Former name and former address, as changed since last report)
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ITEM 5.  ACQUISITION OR DISPOSITION OF ASSETS.

      On May 6, 1998, KTI, Inc., a New Jersey corporation (the Company or the Registrant) announced that it has signed a letter to acquire all of the outstanding stock of FCR, Inc, a Delaware corporation ("FCR"), having its headquarters in Charlotte, North Carolina. The purchase price consists of: (a) 1,714,285 shares of the Company's common stock; (b) $30,000,000 in cash; and (c) an earnout of up to $30,000,000 to be paid in cash or stock, at the election of the Company. If stock is issued in payment of the earnout, the number of shares earned will be calculated at the higher of $23 per share or the then market value of such shares, based on the average of closing sale price per share during the ten trading days preceding the payment date.

      The Company and FCR are currently preparing definitive documentation for the transaction. The merger is contingent upon execution and delivery of such documentation, compliance with the Hart Scott Rodino Antitrust Improvement Act, the completion of due diligence by both sides and approval of the Boards of Directors and Shareholders of both the Company and of FCR.

      FCR is a national waste processing company, owning 26 plants in 12 states. The plants operate in three businesses, material recovery facilities, cellulose insulation and plastic recycling.

      Eighteen of the plants are material recovery facilities, based in 10 states. These plants currently process materials at the rate of 650,000 tons of recyclables per year. The Company's existing material recovery facilities currently process material at the rate of 500,000 tons of recyclables per year.

      Five of the plants are cellulose insulation plants, based in four states. A sixth cellulose insulation plant is under construction. The cellulose insulation plants operate under the name of U.S. Fiber, Inc.

      The plastic recycling business operates three plastic recycling plants. These plants currently process plastic at the rate of 50 million pounds per year. The Company has a subsidiary in the plastic trading and brokerage business, which presently trades plastic at the rate of 40 million pounds per year.

      Based on information provided by FCR, FCR had revenue of approximately $17.6 million, $3.2 million in EBITDA and $900,000 in net income in the quarter ended March 31, 1998.

      It is expected that Paul Garrett, the Chief Executive Officer of FCR will become the Vice Chairman of the Company's Board of Directors. He and one of the current outside Directors of FCR's Board will become Directors of the Company.
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         ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a) Exhibits.

         Exhibit Number      Description

         4.1 Letter of Intent dated April 17, 1998 by and between KTI, Inc. and FCR, Inc.

         4.2                 News release dated May 6, 1998.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                              KTI, Inc.
                                              (the Registrant)



Dated:        May 6, 1998               By:   /s/ Martin J. Sergi
                                              -------------------------
                                              Name:  Martin J. Sergi
                                              Title: President